Exhibit 3.1

DIFFUSION PHARMACEUTICALS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS, AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, William K. Hornung, does hereby certify that:

1.	He is the Chief Financial Officer and Treasurer of Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Corporation”).

2.

Pursuant to Article IV(A) of the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), the Corporation is authorized to issue 30,000,000 shares of preferred stock, none of which are outstanding as of the date hereof.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, Article IV of the Certificate of Incorporation provides for a class of its authorized stock known as preferred stock, consisting of 30,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”);

WHEREAS, pursuant to Article IV(A)(2) of the Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, of the shares of such series, and any qualifications, limitations or restrictions thereof; and

WHEREAS, the Board of Directors, pursuant to such authority, has determined to fix the rights, preferences, limitations, and other matters relating to a series of the Preferred Stock, which shall consist of 10,000 shares and be designated the “Series C Convertible Preferred Stock” of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred upon the Board of Directors under the Certificate of Incorporation, including Article IV(A)(2) thereof, the Board of Directors hereby authorizes 10,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share, and the issuance thereof, and hereby fixes the voting powers, designations, preferences, and relative, participating, option, and other special rights, qualifications, limitations, and restrictions of such shares, in addition to those set forth in the Certificate of Incorporation, as follows:

Section 1. Definitions. For the purposes of this Certificate of Designation of Preferences, Rights, and Limitations (this “Certificate of Designation”), the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Amendment” means the amendment to the Corporation’s certificate of incorporation, as amended, to effect the Reverse Stock Split, substantially in the form attached to the Company’s Preliminary Proxy Statement on Schedule 14A filed with the Commission on the date hereof.

“Authorized Stockholder Approval” means approval of the Amendment by the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on the matter.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of the issuance, sale, conversion or exercise of Series C Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation (and all of its Subsidiaries, taken as a whole) sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than a majority of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Series C Preferred Stock pursuant to Section 1 of the Subscription Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Series C Preferred Stock have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified, converted or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 8(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 8(a).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates, if any, which may be issued to evidence such Series C Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subscription Agreement” means the Subscription Agreement, dated as of the date hereof, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Reverse Stock Split” means the reverse stock split of the Corporation’s Common Stock that is effected by the Corporation’s filing of the Amendment with and acceptance by the Secretary of State of the State of Delaware.

“Reverse Stock Split Date” means the date on which the Reverse Stock Split is consummated and the Amendment is filed and accepted by the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series C Preferred Stock purchased pursuant to the Subscription Agreement as specified below such Holder’s name on the signature page of the Subscription Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Exhibit 21.1 to the Corporation’s most recent Annual Report on Form 10-K filed with the Commission.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Subscription Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Subscription Agreement, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Transfer Agent” means Computershare Trust Company, Inc., and any successor transfer agent of the Corporation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares of such series shall be 10,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $0.50 (the “Stated Value”).

Section 3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock.

Section 4. Voting Rights.

a) Solely for purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series C Preferred Stock are entitled to vote on any proposal, the number of shares of Series C Preferred Stock and votes represented by such shares shall be counted on an as converted to Common Stock basis.

b) Each share of Series C Preferred Stock shall entitle the holder thereof (a) to vote exclusively with respect matters directly related to the Amendment and the Reverse Stock Split (and the Series C Preferred Stock shall not be entitled to vote on any other matter except to the extent required under the Delaware General Corporation Law) and (b) to 80,000 votes per each share of Series C Preferred Stock and shall, except as required by law, vote together with the Common Stock, as a single class.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series C Preferred Stock shall be convertible, at any time and from time to time only after the Reverse Stock Split Date, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series C Preferred Stock by the Conversion Price. Holders shall effect such conversion by delivering to the Corporation a conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be as of the close of business on the Business Day that such Notice of Conversion is delivered to the Corporation, or if such day is not a Business day or if the Notice of Conversion is delivered after regular business hours, the next Business Day. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. From and after the Conversion Date, until presented for transfer or exchange, certificates and/or book entries that previously represented shares of Series C Preferred Stock shall represent, in lieu of the number of shares of Series C Preferred Stock previously represented by such certificate and/or book entry, the number of shares of Series C Preferred Stock, if any, previously represented by such certificate and/or book entry that were not converted pursuant to the Notice of Conversion, plus the number of shares of Conversion Shares into which the shares of Series C Preferred Stock previously represented by such certificate and/or book entry were converted. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate, if any, representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Series C Preferred Stock shall equal to $0.50, subject to adjustment herein (the “Conversion Price”).

c) Mechanics of Conversion

i.

Delivery of Conversion Shares Upon Conversion. Promptly following each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock. The Corporation shall use commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.

Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation (if any) and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.

Obligation Absolute;. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any action that the Corporation may have against such Holder.

v.

Reservation of Shares Issuable Upon Conversion. While any shares of Series C Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than the aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth herein) be issuable (taking into account any adjustments under Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.

Transfer Taxes and Expenses. The Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any Conversion Shares upon conversion in a name other than that of the applicable Holder of Series C Preferred Stock, and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series C Preferred Stock.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock or any class thereof (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

c) Distributions. During such time as the Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

Section 8. Mandatory Conversion.

a) Mandatory Conversion. Notwithstanding anything herein to the contrary, at any time on or following the earlier of (i) the Reverse Stock Split Date or (ii) on the date, and immediately prior to the occurrence, of any Change of Control Transaction (the “Mandatory Conversion Date”), the Corporation may deliver written notice of the Mandatory Conversion to all Holders on the Mandatory Conversion Date and, on such Mandatory Conversion Date, the Corporation shall convert all of each Holder’s shares of Series C Preferred Stock (the “Mandatory Conversion”) into Conversion Shares at the then effective Conversion Price on the Mandatory Conversion Date, it being agreed that the “Conversion Date” for purposes of Section 6 herein shall be deemed to be the Mandatory Conversion Date.

b) Mechanics of Conversion. A Mandatory Conversion shall be subject to the provisions of Section 6, mutatis mutandis.

Section 9. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 300 East Main Street, Suite 201, Charlottesville, Virginia 22902, e-mail address info@diffusionpharmaceuticals.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. In the event certificates representing the Series C Preferred Stock are issued, a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

c) Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the other provisions of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

d) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f) Status of Converted Preferred Stock. If any shares of Series C Preferred Stock shall be converted or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of Preferred Stock.

*********************

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 18th day of March 2022.

/s/ William K. Hornung
Name:	William K. Hornung
Title:	Chief Financial Officer & Treasurer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES C PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Corporation”), as of the date and according to the instructions written below. If shares of Common Stock are to be issued in the name of an individual or entity other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series C Convertible Preferred Stock owned prior to Conversion: _______________
Number of shares of Series C Convertible Preferred Stock to be Converted: ________________________
Applicable Conversion Price:____________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ OR DWAC Instructions: Broker no: _________ Account no: ___________

[HOLDER]

By:
Name:
Title: